Registration No. 333-128110

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESE CORPORATION
(Name of small business issuer in its charter)

Nevada	5810	Not available at this time
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ESE CORPORATION	CT Corporation of Nevada
138 Weatherwood Road	6100 Neil Road
Rock Hill, South Carolina 29732	Suite 500
(803) 981-9046.	Reno, Nevada 89544
(775) 688-3061
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling
Shareholders	2,495,749	$0.01	$24,957.49	$100.00

Total	2,495,749	$0.01	$24,957.49	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ESE CORPORATION
2,495,749 Shares of Common Stock

We are registering for sale by selling shareholders, 2,495,749 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. There is no assurance that our shares of common stock will ever be traded on the Bulletin Board.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated on April 27, 2005 in the state of Nevada. We will engage in the business of selling roasted whole beans and selling freshly brewed coffees, Italian-style espresso beverages, and a variety of pastries and confections, through coffee shops. We have entered into a lease agreement to lease space in Charlotte, North Carolina. Other than entering into the agreement, we have started our operations. We anticipate initiating operations in the next four months.

For our first coffee shop, we entered into a commercial property lease with Christine Root located at 413C Alissum Lane, Charlotte, North Carolina for a period of twenty-four months, at $50.00 per month. We have the option to renew the lease for additional monthly periods for $250 per month.

Our principal executive offices are located at 138 Weatherwood Road, Rock Hill, South Carolina 29732 and our telephone number is (803) 981-9046. Our fiscal year end is May 31.

On April 27, 2005, we issued 20,000,000 restricted shares of common stock to our president, Christopher M. Armstrong in consideration of $200 and on the same date issued 10,000,000 restricted shares of common stock to our secretary, Robin N. Long in consideration of $100. The shares were sold pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933 in that Mr. Armstrong and Ms. Long were given all information that is contained in Part I of a Form SB-2 registration statement and Mr. Armstrong and Ms. Long are sophisticated investors. No form of general advertising was used by us and no commission was paid to anyone in connection with the sale of the securities.

In June and July 2005, we issued 2,495,749 shares of common stock to fifty investors in consideration of $24,957.49. The shares were issued as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form D was filed with the Securities and Exchange Commission and each state securities agency where offers and sales were made; an offering memorandum was delivered to all purchasers; and, all purchasers had a preexisting relationship with us.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	2,495,749 shares of common stock
Offering price per share	$0.01
Net proceeds to us	None
Number of shares outstanding before the offering	32,495,749
Number of shares outstanding after the offering if all of the shares are sold	32,495,749

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	August 31, 2005	May 31, 2005
	(Unaudited)	(Audited)
		(Restated)
Balance Sheet
Total Assets	$14,670	$15,584
Total Liabilities	$1,714	$-0-
Stockholders Equity (Deficit)	$12,956	$15,584

	From Inception	From Inception
	through	through
	August 31, 2005	May 31, 2005
	(Audited)	(Audited)
		(Restated)
Income Statement
Revenue	$-0-	$-0-
Total Expenses	$27,338	$216
Net Loss	$(27,338)	$(216)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ESE CORPORATION:

1. Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations.

Our auditors have issued a going concern opinion as at May 31, 2005. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits. If we are unable to do so, we will have to cease operations and you will lose your investment.

2. We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, you will lose you investment.

We were incorporated in April 27, 2005. Our only activity to date was raising $24,957 from a group of investors and signing an agreement to enter into a lease agreement for our first coffee shop in North Carolina. All of our plans are in the proposal stages. As such we have not initiated our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to August 31, 2005 is $27,554. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	opening a coffee shop.
*

our ability to locate customers who will purchase our roasted whole beans and freshly brewed coffees, Italian-style espresso beverages, and a variety of pastries and confections, from our double drive-through establishments.

Based upon current plans, we expect to incur operating losses in the immediate future because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

3. Because our management does not have technical training or experience in operating a retail coffee establishment, we may have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced in buying and selling coffee and coffee related products, we may have to hire qualified personal. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account industry standards and techniques. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

4. We are solely dependent upon the funds we raised from our private placement to start our business, the proceeds of which may be insufficient to achieve revenues. If we need additional funds and can't raise them, you could lose your investment.

We raised proceeds of $24,957.49 from our private placement. We believe the $24,957 will allow us to operate for one year. We believe the funds will enable us to pay the expenses of this offering and the costs to implement our business plan. If we need additional funds and can't raise the money, we will have to cease operations and you will lose your investment.

5. If we do not make a profit, we may have to suspend or cease operations and you will lose your investment.

Because we are small and do not have much capital, we must limit our activities to opening our first coffee shop and attracting customers. That is how we will initially generate revenues. Because we will be limiting our operations, we may not be able to generate sufficient revenues to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations and you will lose your investment.

6. Because Mr. Armstrong and Ms. Long have other outside business activities, they will only be devoting 10% of their time, or four hours per week each to our to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of our activities.

Because Mr. Armstrong and Ms. Long, our officers and directors have other outside business activities, they will only be devoting 10% of their time, or four hours per week each to our operations. As a result, our operations may be sporadic and occur at times which are convenient to Mr. Armstrong and Ms. Long. As a result, our operations may be periodically interrupted or suspended.

7. We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients.

The retail coffee industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and limited scope of our services. In addition, there is no significant barrier to entry by competitors. If another coffee shop opens near ours, it could attract customers away from us and thereby divert potential sources of revenues away from us. Also, Starbuck's is continually opening coffee shops throughout the United States. They are larger and more diversified than we are and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

8. We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow.

Our future capital requirements depend on a number of factors, including our ability to grow, our net sales, and the management of our business. If we are to substantially grow, it is likely we will need to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

9. Because we do not maintain any product liability insurance, if a judgment is rendered against us, we may have to cease operations.

We do not maintain any product liability insurance and do not intend to maintain product liability insurance in the future. Because we do not have any product liability insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

10. Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, we may have to hire individuals which could result in an expense we are unable to pay.

Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Act of 1934, we may have to hire additional experienced personnel to assist us with the preparation thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

11. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

Our officers and directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC.

Investment risks:

12. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

13. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

14. Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest in us may be diluted and your shares could be less marketable.

Because we may cause a large issuance of shares of common stock in a later public offering or private placement in order to raise capital for our operations, your ownership interest may be diluted, thereby decreasing your percentage of ownership in us, which could make your shares less marketable.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected $0.01 for the sales price of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market. There is no assurance that our shares of common stock will ever be traded on the Bulletin Board.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are fifty selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $35,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 32,495,749 shares of common stock outstanding as of August 15, 2005, 30,000,000 shares are owned by our officers and directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated under the laws of the State of Nevada as ESE Corporation on April 27, 2005. We have not started our operations. We intend to engage in the business of selling roasted whole beans and selling freshly brewed coffees, Italian-style espresso beverages, and a variety of pastries and confections, through coffee shops.

We have not initiated operations. Other than completion of our private placement and entering into an agreement to execute a lease agreement, we have had no operations whatsoever. All of the information contained in here reflects a proposed plan of operation

Summary

Our goal is to become coffee retailer in the Charlotte, North Carolina geographical area by selling quality coffee and related products and by providing excellent customer service, thereby building a high degree of customer loyalty. Our strategy is to open one walk-in establishment where other coffee shops do not exist or exist and grabbing a share of the market. We have found one such location at 413C Alissum Ln., Charlotte, North Carolina. We intend to use cash flow from operations to finance such growth, supplemented by additional debt or equity financing, if necessary.

We expect our establishments will be clustered with other coffee shops in high-traffic, high-visibility locations. These establishments will be located in a variety of settings, including downtown and rural areas. They will either be "walk-in" or drive-ins." Our initial coffee shop will be the walk-in type.

Our stores will offer a choice of regular or decaffeinated coffee beverages including a "coffee of the day," a broad selection of Italian-style espresso beverages and roasted whole and ground bean coffees. Our stores also offer a selection of fresh pastries and other food items, sodas, juices and tea. Our drive-through establishments will vary its product mix depending upon the size of the store and its location.

Our first location in Charlotte, North Carolina, will be a walk-in variety store.

The Gourmet Coffee Market

The gourmet coffee business is in an evolutionary process. In the beginning of this business coffee houses were generally "cool hang-outs" with little or no emphasis on coffee quality or menu selection. As the brewed gourmet coffee market matured more gourmet coffee shops were opened in business districts, and large operators such as Starbucks, Gloria Jean's and other chains entered the market, the emphasis shifted to convenience and drink quality.

Our coffee shop will offer our customers convenience and comfort. Our coffee shop will offer customers premium quality, good tasting coffee and espresso based drinks, along with fresh-baked croissants, muffins, rolls and scones, in a convenient, double drive-through, time-saving format, at competitive pricing with the coffee house chains.

The gourmet coffee industry in the United States, while still early in its growth curve nationally, is more developed on the West Coast. It is, however, expanding eastward with the development of chain operators such as Starbucks. Our plan is to concentrate its initial marketing efforts in North Carolina, where we believe the market is developing and there is room for competition.

Site Selection

We have entered into a lease agreement with Christine Root of 5950 Hampton Leas Lane, South Carolina to lease 950 square feet of industrial complex at 413C Alissum Land, Charlotte, North Carolina 28217. The rent is $50.00 per month. The property is located in a large industrial complex with parking for employees and customers.

Strategy

We believe that the major components in developing and maintaining a successful store location are:

1.	Location -- 50% - Property has been selected.
2.	Product Quality and Rapid Service -- 30%
3.	Marketing -- 20%

Each of the above factors has many different facets that must be probed, learned, considered and mastered to develop and maintain successful store operations. While location is the most important factor for most types of retail business, from time to time a "great location" will fail because certain facets were not properly explored or considered. A "great location" with poor accessibility due to traffic congestion, excessive traffic speed or claustrophobic intersections, or other considerations that were missed in the site evaluation is likely doomed to, at best, mediocrity, but probable failure. Our location has excellent accessibility, no coffee shops within a five mile area, and a large number of customers that work within the industrial complex.

Product Supply

Coffee is the world's second largest traded commodity and its supply and price are subject to significant volatility. Although most coffee trades in the commodity market, coffee of the quality sought by us tends to trade on a negotiated basis at a substantial premium above commodity coffee prices, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political and economic conditions. In addition, coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization and the Association of Coffee Producing Countries, which have historically attempted to influence commodity prices of green coffee through agreements establishing export quotas or restricting coffee supplies worldwide.

Products other than whole bean coffees and coffee beverages sold in our shop will be obtained through a number of different channels. Specialty foods, such as fresh pastries and lunch items, are generally purchased from local sources based on quality and price. We intend to purchase our coffee from Smithfarms, Groundwork Coffee Company and Don Evelio Gourmet Coffee.

Store Design

Our initial store will be in an industrial complex. It will be walk-in store. It is located between two other businesses in addition to many businesses located with the industrial complex. There are no other coffee shops within the complex.

In the future, we plan lease areas in parking lots and create a free standing units. The exterior dimensions of approximately 12' wide and 20' long, much like a small mobile home, thus simplifying delivery of the unit to each location. Site work will be limited to the installation of piers and underground utilities on paved locations such as pad sites on parking areas of shopping malls and large retail establishments. Unimproved sites will require additional site development in the form of driveways and limited (primarily for employees) parking. This method of store construction will significantly reduce the time between site acquisition and store opening. It is anticipated that most locations will be installed on paved areas. Once the unit is anchored to its foundation and the utilities are connected, the decorative exterior finishes, twin drive-through canopies, landscaping and signage will be installed.

This method of construction provides absolute control of store layout, construction materials and finish, thus maintaining a continuity of appearance and operating parameters throughout the Company's system. The interior layout is designed to provide the most efficient working environment which will allow service personnel to provide rapid and efficient service to our customers. The building is designed to offer drive-through service from each side, along with a small covered "walk-up" service counter for pedestrian clientele located at one end.

An added benefit to be derived from the modular design is, in the event that for unknown reasons a particular location does not work out, the unit can be easily lifted from its foundation and placed in an alternate location at minimal expense.

Competition

We will compete directly against specialty coffees sold at retail through supermarkets, specialty retailers, and a growing number of specialty coffee stores. Our coffee beverages will compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. Our bean coffees and coffee beverages will compete indirectly against all other coffees on the market. We believe that its customers choose among retailers primarily on the basis of product quality, service and convenience, and, to a lesser extent, on price.

Our primary competitors for coffee beverage sales are restaurants, shops, and street carts. In almost all markets in which we will do business there has been a significant increase in competition in the specialty coffee beverage business and management expects this trend to continue. Although competition in the beverage market is currently fragmented, a major competitor with substantially greater financial, marketing and operating resources than we do and could enter this market at any time and compete directly against us.

In addition to the competition for whole bean coffee and coffee beverage retail sales, we face intense competition from both restaurants and other specialty retailers for suitable sites for new stores and qualified personnel to operate both new and existing stores. There can be no assurance that we will be able to continue to secure adequate sites at acceptable rent levels or that we will be able to attract a sufficient number of qualified workers.

We have entered into a lease agreement with Christine Root of 5950 Hampton Leas Lane, South Carolina to lease 950 square feet of industrial complex at 413C Alissum Land, Charlotte, North Carolina 28217. The property is located in a large industrial complex with parking for employees and customers. There is no competition within a five mile radius.

Patents, Trademarks and Copyrights

We own no trademarks and service marks in the United States. Trademarks are generally valid as long as they are in use and/or their registrations are properly maintained, and they have not been found to have become generic. Trademark registrations can generally be renewed indefinitely so long as the marks are in use.

We also own no copyrights for our proposed product packaging, promotional materials, in-store graphics and training materials, among other things. We hold no patents on products and systems. There is no assurance that we will ever obtain any patents or trademarks.

Seasonality and Quarterly Results

Our business is subject to seasonal fluctuations. Quarterly results are affected by the timing of the opening of new stores, and our growth may conceal the impact of other seasonal influences. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Government Regulation

We are subject to various federal, state and local laws affecting the operation of their respective businesses. Our stores will be subject to licensing and regulation by a number of governmental authorities, which include building, fire, health, safety and sanitation agencies in the state or municipality in the store is located. Difficulties in obtaining or failure to obtain required licenses, permits or approvals could delay or prevent the opening of a new store in a particular area.

In particular we will have to obtain a business license and a food service license in the State of North Carolina for our store.

Employees

We currently do not have any employees other than our officers and directors. We intend to hire additional employees on an as-needed basis.

Offices

Our principal executive offices are located at 138 Weatherwood Road, Rock Hill, South Carolina 29732. This is the home of our president Christopher M. Armstrong and is our mailing address as well. Our telephone number is (803) 981-9046.

On August, 1, 2005, we entered into a commercial property lease with Christine Root located at 413C Alissum Lane, Charlotte, North Carolina for a period of twenty-four months, at $50.00 per month. We have the option to renew the lease for additional monthly periods for $250 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a start-up corporation and have not yet generated or realized any revenues from our business operations. We have acquired a lease for our first store. Other than the acquisition of the lease, we have not commenced operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin operations. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months. We raised $24,957.49 gross proceeds through a private placement. We believe the foregoing amount will fund operations for at least one year.

We intend to your use the proceeds from our pubic offering as follows:

Website development	$1,500
Marketing and advertising	$2,000
Leasing space	$2,500
Salaries	$1,000
Equipment and Inventory	$5,000
Working Capital	$4,425

We intend to buy equipment for our first store. It will consist of an espresso maker, tables, chairs, lights, storage bins, and a telephone, Other than the foregoing, we have not plans to buy or sell any plant or significant equipment during the next twelve months.

Our specific goal is to begin developmental components of our business plan including purchasing a computer and espresso machine. At this time there will not be significant changes in the number of employees. We intend to accomplish the foregoing through the following milestones:

1.

We are beginning to establish our coffee shop and acquire the equipment we need to begin operations. Establishing our coffee shop offices will take 90 to 120 days. To date, we have acquired a lease on property in North Carolina. We have yet to acquire any equipment. We plan to acquire the equipment in the next 90-120 days. We believe that it will cost $5,000 to equip our coffee shop and acquire our intial inventory of coffee. We do not intend to hire employees. Our officers and directors will handle our administrative duties.

2.

After our coffee shop is established, which we said should be 90-120 days, we will begin advertising and selling coffee and coffee related products. We have recently completed our private placement and we intend to hire an outside web designer to begin development of the website. We believe that it will cost up to $1,500 in order to have our website initially operational and $15,000 to have it upgraded to our standards. Both the initial operation of the website and the database is anticipated to be ready within 120 to 180 days from the date of this prospectus. Upgrades will be ongoing during the life of our operations.

3.

Our marketing program will include personal selling in conjunction with radio, television, newspapers and other periodicals. Our president Christopher Armstrong and our secretary, Robin Long will do personal selling as well. This process will start as soon as our coffee shop is ready to open and will be ongoing during the life of our operations. We believe that it will cost a minimum of $2,000 for our marketing campaign. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 60 days from the initiation thereof.

4.	We believe we will generate revenues with the opening of our first coffee shop.

We believe that we can operate for one year with the funds that we currently have. Profitability will occur when our monthly revenues exceed monthly expenses. We are cautiously optimistic that will occur sometime in the first six months of operation. There is no assurance, however, that we will ever be profitable.

If we are unable to generate sufficient revenues, we may have to suspend or cease operations. If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not have any plans to do anything else.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have attract customers and generate revenues. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

Liquidity and Capital Resources

We raised $24, 957.49 in our private placement. Of the $24,957.49 raised, we have spent $10,032.00. We believe that remaining money will last at least one year. We intend to use the remaining money as described above.

If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Other than as described in this paragraph, we have no other financing plans.

As of the date of this prospectus, we have initiated operations, but have not generated any revenues.

Since inception we have issued 30,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) private placement in April 2005. The purchase price of the shares was $300.00. This was accounted for as an acquisition of shares. Robin Long contributed $500 to cover our initial expenses for legal and accounting fees. The amount contributed by Ms. Armstrong is recorded as contributed capital.

In July 2005 we completed a private placement of our common stock and raised $24, 957.49 by selling 2,495,749 shares of common stock at a price of $0.01 per share. The shares were sold pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.

As of August 31, 2005, our total assets were $14,670 and our total liabilities were $1,714.

We do not expect significant changes in the number of employees.

Results of Operations

Since inception on April 27, 2005, we have not generated any revenues.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", (hereinafter "SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" (hereinafter "SFAS No. 152"), which amends FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions" (hereinafter "SOP 04-2"). This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4" (hereinafter "SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004),"Share-Based Payments" (hereinafter "SFAS No. 123 (R)"). This statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. Management has not currently evaluated the impact of adoption on its overall results of operations or financial position.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Christopher M. Armstrong 138 Weatherwood Road Rock Hill, South Carolina 29732	32	president, principal executive officer, treasurer, principal chief financial officer, principal accounting officer and a member of the board of directors
Robin N. Long 3107 Balkin Drive York, South Carolina 29745	34	secretary and a member of the board of directors

Background of officers and directors

Christopher M. Armstrong

Since our inception of April 27, 2005, Christopher M. Armstrong has been our president, principal executive officer, treasurer, principal chief financial, principal accounting officer and a member of the board of directors. Since June 2002, Mr. Armstrong has been employed as a design technician at the Duke Power/Catawba Nuclear Station located at York, South Carolina. From October 1998 to June 2002, Mr. Armstrong was employed as an engineering associate with Duke Energy located at Charlotte, North Carolina. Mr. Armstrong has no accounting education or experience. Mr. Armstorng will devote appoximately four hours per week to our operation.

Robin N. Long

Since our inception of April 27, 2005, Robin N. Long has been our secretary and a member of the board of directors. Since January 2005, Ms. Long has been employed by R. L. Armstrong Inc. as a secretary. R. L. Armstrong Inc. is located in Charlotte, North Carolina and is engaged in the business of alternate energy consulting. From August 2003 to March 2005, Ms. Long was employed as a secretary by Strong Technical, Inc. located in Rock Hill, South Carolina. Strong Technical, Inc. is engaged in the business of engineering consulting. From June 2001 to May 2003, Ms. Long was employed as a teacher of English as a foreign language at the Wall Street Institute, Milan, Italy. Ms. Armstrong will devote approximately four hours per week to our operation.

Significant Employees

We do not expect any person who is not an executive officer to make a significant contribution to our business.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

Our officers and directors will not and do not anticipate having any interests that will compete with our interests.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. Our fiscal year end is May 31. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Christopher M. Armstrong	2005	0	0	0	0	0	0	0
President, Treasurer and	2004	0	0	0	0	0	0	0
Director	2003	0	0	0	0	0	0	0

Robin N. Long	2005	0	0	0	0	0	0	0
Secretary and Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have no employment agreement with Christopher M. Armstrong or Robin N. Long. Further, we have not paid our officers and directors any compensation of any kind since May 31, 2005 and do not plan to pay them any compensation until we begin generating revenues.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as December 7, 2005, the total number of shares of common stock owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

		Amount and Nature	Percent of
Name and Address	Title of Class	of Beneficial Ownership	Class
Beneficial Owner

Christopher M. Armstrong	Common Stock	20,000,000 - Direct	61.55%
138 Weatherwood Road Rock Hill, South Carolina 29732

Robin N. Long	Common Stock	10,000,000 - Direct	30.77%
3107 Balkin Drive York, South Carolina 29745

All officers and directors
as a group
(2 individuals)	30,000,000	30,000,000	92.32%

Mr. Armstrong and Ms. Long are our only promoters.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

SELLING SHAREHOLDERS

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Allgeier, Alanna	500	0.002%	500	0.00%
Allgeier, John	900	0.003%	900	0.00%
Allgeier, Peggy	700	0.002%	700	0.00%
Anziani, Virgina	500	0.002%	500	0.00%
Anziani, William	500	0.002%	500	0.00%
Armstrong, Richard	500,000	1.538%	500,000	0.00%
Armstrong, Stacy	1,500	0.005%	1,500	0.00%
Chamberlin, Benjamin	800	0.002%	800	0.00%
Chamberlin, David	900	0.003%	900	0.00%
Chamberlin, Michelle	800	0.002%	800	0.00%
Denton, Dorothy	700	0.002%	700	0.00%
Denton, Sam	800	0.002%	800	0.00%

Denton, Sharon	700	0.002%	700	0.00%
Encarnacion, Raphel	250	0.001%	250	0.00%
Eubanks, Carol	1,000	0.003%	1,000	0.00%
Eubanks, Kenneth	1,000	0.003%	1,000	0.00%
Ferguson, Blaine	300	0.001%	300	0.00%
Franz, Renee	225	0.001%	225	0.00%
Honaker, Charles (Chuck)	1,250	0.004%	1,250	0.00%
Honaker, Donna	825	0.003%	825	0.00%
Jones, Kenneth	1,099	0.003%	1,099	0.00%
Kanos, Fred	750,000	2.308%	750,000	0.00%
Kanos, William	400,000	1.231%	400,000	0.00%
Katsaudas, Pauline	150	0.001%	150	0.00%
Klein, Jacqueline	500	0.002%	500	0.00%
Klein, Thomas	525	0.002%	525	0.00%
Lane, Norwood	1,000	0.003%	1,000	0.00%
LeBeau, Lisa	1,000	0.003%	1,000	0.00%
LeBeau, Ronald	10,000	0.003%	10,000	0.00%
LeBeau, Savannah	5,000	0.002%	5,000	0.00%
Lyles, Timothy	700	0.002%	700	0.00%
McLemore, Brigette	350	0.001%	350	0.00%
McLemore, Kevin	1,200	0.004%	1,200	0.00%
Miller, Kelly	350	0.001%	350	0.00%
Moore, Mildred	450	0.001%	450	0.00%
Page, Daniel	100	0.001%	100	0.00%
Ravnan, Heather(Chuck's Daug.)	875	0.003%	875	0.00%
Rogers, Amy	400	0.001%	400	0.00%
Rogers, Don	600,000	1.846%	600,000	0.00%
Rogers, Helen	700	0.002%	700	0.00%
Rogers, Mary Ann	200,000	0.615%	200,000	0.00%
Rogers, Ned	600	0.002%	600	0.00%
Rogers, Trudy	300	0.001%	300	0.00%
Tellez, Ceaser	1,450	0.004%	1,450	0.00%
Ternberg, Dave	250	0.001%	250	0.00%
Ternberg, Kathryn	250	0.001%	250	0.00%
Vilchez, Yamileth	1,350	0.004%	1,350	0.00%
Howe, Hallie	1,000	0.003%	1,000	0.00%
Kaplan, Fran	1,000	0.003%	1,000	0.00%
Gladden, Chandra	1,000	0.003%	1,000	0.00%
Total	2,495,749	7.680%	2,495,749	0.00%

No selling shareholder has had any position, office, or other material relationship with us or our predecessors or affiliates during the past three years.

We issued the foregoing 2,495,749 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form Ds was filed with the Securities and Exchange Commission; an offering memorandum was delivered to all purchasers; all purchasers have a preexisting relationship with us.

Future Sales of Shares

A total of 32,495,749 shares of common stock are issued and outstanding. Of the 32,495,749, shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 32,495,749 restricted shares outstanding, 2,495,749 shares are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Conrad C. Lysiak, our attonrey, has advised us that all shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. Mr. Lysiak's legality opinion and consent are exhibits filed with our Form SB-2 registration statement. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

We have selected Securities Transfer Corporation to act as our transfer agent. Securities Transfer Corporation's address is 2591 Dallas Parkway, Suite102, Frisco, Texas 75034 and its telephone number is (972) 963-0001.

CERTAIN TRANSACTIONS

On April 27, 2005, we issued 20,000,000 restricted shares of common stock to our president, Christopher M. Armstrong in consideration of $200 and on the same date issued 10,000,000 restricted shares of common stock to our secretary, Robin Nichole Long in consideration of $100. The shares were issued pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. Mr. Armstrong and Ms. Long were furnished with all of the information which is contained in a registration statement and are sophisticated investors. No commission was paid to anyone in connection with the sale of shares to Mr. Armstrong and Ms. Long.

Mr. Armstrong allows us to use approximately 144 square feet of space at this home for our operations. Mr. Armstrong does not charge us for the use of the space.

We have no promoters other than our officers and directors. Other than as described in the Executive Compensation of this prospectus, our promoters have not and will not receive anything of value form us.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to May 31, 2005, included in this prospectus have been audited by Williams & Webster, P.S., Certified Public Accountants, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our financial statements for the three months ending August 31, 2005, (unaudited) and from inception to August 31, 2005, immediately follow:

ESE CORPORATION
(A Development Stage Enterprise)
BALANCE SHEETS
	August 31,	May 31,
	2005	2005
	(Unaudited)	(Restated)
ASSETS

CURRENT ASSETS
Cash	$14,670	$584
Total Current Assets	14,670	584

OTHER ASSETS
Deferred offering costs	$-	$15,000
Total Other Assets	-	15,000

TOTAL ASSETS	$14,670	$15,584

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	1,714	-
Total Current Liabilities	1,714	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.00001 par value; 100,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 100,000,000 shares authorized,
32,471,049 and 30,000,000 shares issued and outstanding, respectively	325	300
Additional paid-in capital	40,185	15,500
Deficit accumulated during the development stage	(27,554)	(216)
Total Stockholders' Equity (Deficit)	12,956	15,584

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$14,670	$15,584

The accompanying notes are an integral part of these interim financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS

			Period from
			April 27, 2005
			(Inception)
		Three months ended	to
		August 31, 2005	August 31, 2005
		(Unaudited)	(Unaudited)

REVENUES		$-	$-

OPERATING EXPENSES
Legal and accounting		2,245	2,245
Financing fees		25,000	25,000
General and administrative		93	309
Total Operating Expenses		27,338	27,554

NET LOSS FROM OPERATIONS		(27,338)	(27,554)

LOSS BEFORE TAXES		(27,338)	(27,554)

INCOME TAXES		-	-

NET LOSS		(27,338)	(27,554)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$	nil

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES
OUTSTANDING, BASIC AND DILUTED		32,471,049

The accompanying notes are an integral part of these interim financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

		Period from
		April 27, 2005
		(Inception)
	Three months ended	to
	August 31, 2005	August 31, 2005
	(Unaudited)	(Unaudited)
		(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(27,338)	$(27,554)

Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:
Increase (decrease) in accounts payable	1,714	1,714
Net cash provided (used) by operating activities	(25,624)	(25,840)

CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided (used) by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock	24,710	25,010
Contribution of capital	-	15,500
Payment of deferred offering costs	15,000	-
Net cash provided by financing activities	39,710	40,510

Change in cash	14,086	14,670

Cash, beginning of period	584	-

Cash, end of period	$14,670	$14,670

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	-	-
Income taxes paid	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
None	$-	$-

The accompanying notes are an integral part of these interim financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2005

NOTE 1 - DESCRIPTION OF BUSINESS

ESE Corporation (hereinafter the "Company") was incorporated on April, 27, 2005 in the state of Nevada for the purpose of selling roasted whole coffee beans, freshly brewed coffees, and related products at drive-through establishments in South Carolina. The Company has not yet begun operations, but plans to open one drive-through establishment each in the next two fiscal years.

The Company's year end is May 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of ESE Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
 The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements
 In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensations." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its financial statements from the adoption of this statement.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2005

In May 2003, the Financial Account Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Accounting Standards no. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

Cash and Cash Equivalents
For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At August 31, 2005, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Losses Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2005

dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted losses per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at August 31, 2005.

Income Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At August 31, 2005, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $9,300 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at August 31, 2005. The significant components of the deferred tax asset at August 31, 2005 were as follows:

August 31, 2005
Net operating loss carryforward	$27,388

Deferred tax asset	$ 9,300
Deferred tax asset valuation allowance	($ 9,300)

At August 31, 2005, the Company has net operating loss carryforwards of approximately $27,388, which expire in the year 2025.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2005

Going Concern
As shown in the accompanying financial statements, the Company had working capital of approximately $13,000, an accumulated deficit of $27,554 incurred through August 31, 2005, and no revenues from operations. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management is establishing plans designed to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. The officer and director may also contribute capital.

An estimated $50,000 is believed necessary to continue operations and increase development through the next fiscal year. The timing and amount of capital requirements will depend on a number of factors.

NOTE 3- CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of August 31, 2005, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in May 31, 2005, the Company issued to officers 30,000,000 shares of common stock for $300 cash.

During the quarter ended August 31, 2005, the Company sold 2,471,049 shares of common stock for $24,710 cash. As of August 31, 2005, the shares had not yet been administratively issued.

Contributed Capital
There was a $500 loan from the secretary of the Company to open the banking account. Furthermore, the Company has a $15,000 loan from a related party pertaining to the private placement. The related party is the father of the Company's director and officer. Because the loans have been forgiven, they have been reclassified as contributed capital.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2005

NOTE 4 - LEASES

Effective August 1, 2005, the Company is leasing property for a drive through establishment. This operating lease calls for rent of $50 per month for 24 months which will increase to $250 per month thereafter if the lease is renewed.

The following are the Company's minimum lease payments under this agreement:

Year's Ended:	Minimum Lease Payment
May 31, 2006	$500
May 31, 2007	600
May 31, 2008	100

NOTE 5 - CORRECTION OF ERRORS

The accompanying financial statements for the period ended May 31, 2005 have been restated to correct errors for the recognition of contributed capital and an expense. Originally, the contributed capital was classified as a long term loan payable-related party (See Note 4) and the expense, unknown at May 31, 2005, was not recorded. The effects of prior period accounting errors relating to contribution of capital and realization of the expense resulted in the following changes as of May 31, 2005:

	May 31, 2005
	As previously reported	As restated
Balance Sheet:
Cash	$ 675	$ 584
Note payable	15,500	-
Additional paid-in capital	-	15,500
Accumulated deficit	(125)	(216)
Statement of Operations:
Bank charges	-	$ 91
Net loss	$ (125)	(216)
Losses per share	nil	nil

The corrections resulted in an increase in net loss and accumulated deficit of $91. There was no nominal effect upon losses per share.

NOTE 6 - SUBSEQUENT EVENTS

Subsequent to August 31, 2005, the Company is registering the shares of common stock sold in the private placement so these shares may be sold publicly.

The Board of Directors
ESE Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of ESE Corporation (a Nevada corporation) as of May 31, 2005, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ESE Corporation as of May 31, 2005, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 to the financial statements, certain errors resulting in an overstatement of cash, an overstatement of loans payable, an understatement of additional paid-in capital and an understatement of net loss as of May 31, 2005, were discovered by management of the Company during the current year. Accordingly, adjustments of $91 have been made to accumulated deficit as of May 31, 2005 to correct the error.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has sustained substantial operating losses in recent years and has limited cash resources. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 13, 2005, except for Note 6 which is dated December 16, 2005

ESE CORPORATION
(A Development Stage Enterprise)
BALANCE SHEET
May 31,
2005
(Restated)
ASSETS

CURRENT ASSETS
Cash	$584
Total Current Assets	584

OTHER ASSETS
Deferred offering costs	$15,000
Total Other Assets	15,000

TOTAL ASSETS	$15,584

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Total Current Liabilities	-

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.00001 par value; 100,000,000 shares authorized,
no shares issued and outstanding	-
Common stock, $0.00001 par value; 100,000,000 shares authorized,
30,000,000 shares issued and outstanding	300
Additional paid-in capital	15,500
Deficit accumulated during the development stage	(216)
Total Stockholders' Equity (Deficit)	15,584

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$15,584

The accompanying notes are an integral part of these financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

Inception to
May 31, 2005
(Restated)

REVENUES	$-

OPERATING EXPENSES
Bank charges	91
License fees	125
Total Operating Expenses	216

NET LOSS FROM OPERATIONS	(216)

LOSS BEFORE TAXES	(216)

INCOME TAXES	-

NET LOSS	(216)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$ nil

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES
OUTSTANDING, BASIC AND DILUTED	30,000,000

The accompanying notes are an integral part of these financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

				Accumulated
			Additional	During
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Totals
			(Restated)	(Restated)	(Restated)

Common stock issued
at $0.00001 per share	30,000,000	$300	$-	$-	$300

Contributed capital	-	-	15,500	-	15,500

Loss for period ending May 31, 2005	-	-	-	(216)	(216)

Balance, May 31, 2005	30,000,000	$300	$15,500	$(216)	$15,584

The accompanying notes are an integral part of these financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS

Inception to
May 31, 2005
(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(216)
Net cash provided (used) by operating activities	(216)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided (used) by investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	300
Proceeds from contributed capital	15,500
Payment of deferred offering costs	(15,000)
Net cash provided by financing activities	800

Change in cash	584

Cash, beginning of period	-

Cash, end of period	$584

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	-
Income taxes paid	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
None	$-

The accompanying notes are an integral part of these financial statements.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

NOTE 1 - DESCRIPTION OF BUSINESS

ESE Corporation (hereinafter the "Company") was incorporated on April, 27, 2005 in the state of Nevada for the purpose of selling roasted whole coffee beans, freshly brewed coffees, and related products at drive-through establishments in South Carolina. The Company has not yet begun operations, but plans to open one drive-through establishment each in the next two fiscal years.

The Company's year end is May 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of ESE Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensations." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

In May 2003, the Financial Account Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Accounting Standards no. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

Cash and Cash Equivalents
For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At May 31, 2005, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Losses Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at May 31, 2005.

Income Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 " Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At May 31, 2005, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $74 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at May 31, 2005. The significant components of the deferred tax asset at May 31, 2005 were as follows:

May 31, 2005
Net operating loss carryforward	$216

Deferred tax asset	74
Deferred tax asset valuation allowance	$(74)

At May 31, 2005, the Company has net operating loss carryforwards of approximately $216, which expire in the year 2025.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

Going Concern
As shown in the accompanying financial statements, the Company had working capital of approximately $584 and an accumulated deficit of $216 incurred through May 31, 2005. In light of management's plans, this raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans designed to increase the sales of the Company's products, and decrease debt. The Company plans on increasing revenue by opening one coffee establishment in each of the next two fiscal years. Management believes that they will eventually be able to reverse the present deficit. Management intends to seek additional capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. Management plans include negotiations to convert existing debt into equity.

An estimated $50,000 is believed necessary to continue operations and increase development through the next fiscal year. The timing and amount of capital requirements will depend on a number of factors.

NOTE 3- CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of May 31, 2005, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in May 31, 2005, the Company issued to officers 30,000,000 shares of common stock for $300 cash.

NOTE 4 - RELATED PARTY TRANSACTIONS

The secretary of the Company contributed $500 to open the banking account. Furthermore, a related party contributed $15,000 to the Company for expenses associated with the private placement. (See Notes 5, 6, and 7.) The related party is the father of the Company's director and officer. Originally these transactions were considered loans.

ESE CORPORATION
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2005

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Legal Fees
The Company has a deferred offering cost of $15,000 associated with a private placement to sell shares of stock. (See Notes 4 and 7.) In the event the Company realizes proceeds from this private placement, the deferred offering cost will be netted against the capital. However, if no proceeds are obtained from this private placement, the deferred offering cost will be expensed.

The Company has engaged an attorney to assist in the Company's registration process with the Securities and Exchange Commission (SEC). The Company has agreed to pay $10,000 when the registration statement is filed with the SEC and $10,000 is due upon SEC effectiveness.

NOTE 6 - CORRECTION OF ERRORS

The accompanying financial statements for the period ended May 31, 2005 have been restated to correct errors for the recognition of contributed capital and an expense. Originally, the contributed capital was classified as a long term loan payable-related party (See Note 4) and the expense, unknown at May 31, 2005, was not recorded. The effects of prior period accounting errors relating to contribution of capital and realization of the expense resulted in the following changes as of May 31, 2005:

	May 31, 2005
	As previously reported	As restated
Balance Sheet:
Cash	$ 675	$ 584
Loan payable-related party	15,500	-
Additional paid-in capital	-	15,500
Accumulated deficit	(125)	(216)
Statement of Operations:
Bank charges	-	$ 91
Net loss	$ (125)	(216)
Losses per share	nil	nil

The corrections resulted in an increase in net loss and accumulated deficit of $91. There was no nominal effect upon losses per share.

NOTE 7 - SUBSEQUENT EVENTS

The Company is registering for a private placement stock offering. The Company will attempt to sell up to 3,000,000 shares of common stock at $0.10 per share for net proceeds of $275,000 after the cost of the private placement.

Additionally, the Company has incurred an estimated expense of $5,000 in audit fees subsequent to the balance sheet date in connection with the private placement stock offering. These audit fees will be paid from additional loans from related parties.

Until _______________, 2005, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Section 5 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2.	Article IX of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	$800
Accounting/administrative Fees and Expenses	$7,500
Blue Sky Fees/Expenses	$1,000
Legal Fees/Expenses	$25,000
Escrow fees/Expenses	$0
Transfer Agent Fees	$600
Miscellaneous Expenses	$0
TOTAL	$35,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)

On April 27, 2005, we issued 20,000,000 restricted shares of common stock to our president, Christopher M. Armstrong in consideration of $200 and on the same date issued 10,000,000 restricted shares of common stock to our secretary, Robin N. Long in consideration of $100. The shares were sold pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933 in that Mr. Armstrong and Ms. Long were given all information that is contained in Part I of a Form SB-2 registration statement and Mr. Armstrong and Ms. Long are sophisticated investors. No form of general advertising was used by us and no commission was paid to anyone in connection with the sale of the securities.

b)

In June and July 2005, we issued 2,495,749 shares of common stock to fifty investors in consideration of $24,957.49. The shares were issued as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form D was filed with the Securities and Exchange Commission; an offering memorandum was delivered to all purchasers; and, all purchasers had a preexisting relationship with us. There was no general solicitation. All of the investors are accredited.

ITEM 27.     EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Attorney at Law.
10.1*	Commercial Lease Agreement.
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak.

*     previously filed

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rock Hill, South Carolina on this 20th day of December 2005.

ESE CORPORATION

BY:	/s/ Christopher Armstrong
Christopher M. Armstrong, President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer and member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christopher M. Armstrong, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher Armstrong Christopher M. Armstrong	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer and member of the Board of Directors	December 20, 2005

/s/ Robin Long	Secretary and member of the Board of Directors	December 20, 2005
Robin N. Long